Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              BOUNDLESS CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                                      13-3469637
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                100 Marcus Blvd.
                            Hauppauge, New York 11788
                                 (631) 342-7400
   (Address and telephone number of registrant's principal executive offices)

             Joseph Gardner                                 Copies to:
            100 Marcus Blvd.                           Joseph Cannella, Esq.
        Hauppauge, New York 11788               Fischbein Badillo Wagner Harding
(Name and address and telephone number of               909 Third Avenue
           agent for service)                         New York, New York 10022
                                                         (212) 826-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE

-------------------------- ------------------ ------------------------- ------------------------ -------------------
Title Of Securities          Amount To Be         Proposed Maximum          Proposed Maximum          Amount Of
    To Be Registered          Registered      Offering Price Per Share    Aggregate Offering      Registration Fee
                                                                                Price
-------------------------- ------------------ ------------------------- ------------------------ -------------------
Common Stock, $.01           1,770,172(1)             $0.95(2)              $1,681,664 (2)           $420.42(2)
Par value............
-------------------------- ------------------ ------------------------- ------------------------ -------------------

     (1) This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the anti-dilution provisions of warrants held by certain selling stockholders.

     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock on October 22, 2001 as reported by the American Stock Exchange.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

           SUBJECT TO COMPLETION, DATED [                        ]

PROSPECTUS

     The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              BOUNDLESS CORPORATION

                        1,770,172 SHARES OF COMMON STOCK

     The shares are being offered by certain stockholders named in the prospectus. These stockholders also include certain holders of warrants. These stockholders have the right to determine both the number of shares they will offer and the time or times when they will offer shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate. We will not receive any proceeds from the sale of the shares in this offering although we may receive proceeds from the exercise of warrants.

     Our common stock is quoted on the American Stock Exchange under the symbol "BND". On October 22, 2001, the closing sale price of our common stock, as reported by the American Stock Exchange, was $1.05 per share.

                  -------------------------------------------
                   These are speculative securities and this
                   investment involves a high degree of risk.
                   See "Risk Factors" beginning on page 5.
                  -------------------------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is [ ], 2001.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Offers of these securities are not being made in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                TABLE OF CONTENTS

                                                                           PAGE

WHERE YOU CAN FIND MORE INFORMATION...........................................2

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................5

USE OF PROCEEDS FROM EXERCISE OF WARRANTS AND OPTIONS........................11

SELLING STOCKHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................13

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................15

LEGAL MATTERS................................................................16

EXPERTS......................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W. in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

     1. Our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed April 17, 2001.

     2. Our quarterly report on Form 10-Q for our quarter ended March 31, 2001, filed May 15, 2001.

     3. Our quarterly report on Form 10-Q for our quarter ended June 30, 2001, filed August 14, 2001.

     4. The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed May 25, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us:

                  100 Marcus Blvd.
                  Hauppauge, New York 11788
                  Attention:  Joseph Gardner, Chief Financial Officer
                  (631) 342-7400

                               PROSPECTUS SUMMARY

About Our Company

     We were incorporated in 1988 under the laws of the State of Delaware. Through our subsidiaries- Boundless Technologies, Inc. and Boundless Manufacturing Services, Inc.- we provide general display terminals and manufacturing services.

     Boundless Technologies, Inc., a wholly-owned subsidiary, is engaged in supplying computer terminals for commercial use. Our general strategy is to provide fast, easy-to-use, and cost-effective products that enable access to applications and data in commercial environments running on mainframes, mid-range, and Unix systems. Boundless Technologies offers standard and custom models of its computer terminals primarily to retail, financial, telecommunications and wholesale distribution businesses requiring them for data entry and point of sale activities.

     Boundless Manufacturing Services, Inc. is pursuing opportunities in the electronic manufacturing services, or contract manufacturing, marketplace. As of March 31, 2001, we owned approximately 55% of the outstanding shares of common stock of this subsidiary. Boundless Manufacturing Services, Inc. operates from facilities in Hauppauge, NY, and Boca Raton, FL. Services include supply chain optimization, global supply base management, plug-in circuit board assembly and test, systems assembly and test, distribution and logistics, repair centers and end-of-life management. Boundless Manufacturing also offers in-house engineering expertise- product design, test development, product development- to significantly reduce time-to-market for original equipment manufacturers ("OEM") customers. Boundless Manufacturing provides a complete supply chain that is designed and built to each customer's specifications. Boundless Manufacturing also has post-manufacturing support capability in Chicago, Atlanta, Los Angeles and The Netherlands.

     Boundless Manufacturing is focused on delivering a level of service and commitment, to both middle-market OEMs, and start-up companies, that is currently only available to top tier customers from the larger EMS companies. Boundless Manufacturing will develop relationships with those OEMs and on-demand manufacturers ("ODMs") whose supply chains can be completed or complemented by the company's unique capabilities, and diversify revenue risk by winning customers in several vertical markets including data storage, public and premise telco, office technology products, industrial controls and custom or embedded "PC" applications.

     Our principal executive offices are located at 100 Marcus Blvd., Hauppauge, New York 11788 and our telephone number is (631) 342-7400. We maintain a world wide web site at www.boundless.com. This reference to our world wide web site address does not constitute incorporation by reference of the information contained therein.

The Offering

     The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholders or to be owned by them if they exercise warrants. The selling stockholders are required to deliver a copy of this prospectus in connection with any sale of these shares.

     Common stock offered...................................... 1,770,172 shares
     Common stock outstanding.................................. 5,688,037 shares
     Common stock outstanding if all shares
       offered are sold........................................ 6,400,332 shares
     Net offering proceeds to us:.............................. None

     Please note the following:

          o The 1,770,172 shares offered consist of 712,295 shares that are purchasable from us upon exercise of warrants.

          o We may receive proceeds of up to $4,558,625 from the exercise of the warrants prior to the sale of the underlying shares by selling stockholders, if all such warrants are exercised by selling stockholders who do not utilize cashless exercise provisions of their warrants.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following or other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Because we have had declining revenues and significant losses we may not be able to achieve profitability.

     Our net revenue for the year ended December 31, 1999, was $80,510,000 and our net revenue for the year ended December 31, 2000, was $71,369,000. We recorded net income for 1999 of $3,239,000 and a net loss for 2000 of $17,259,000. Our net revenue for the six months ended June 30, 2001 was $27,886,000 and our net loss for the six months ended June 30, 2001 was $6,971,000. We believe we are able to generate enough revenue to offset our operating costs for the foreseeable future. However, we cannot assure you that we will ever generate sufficient revenue to achieve or sustain profitability.

Our debt and continued negative cash flow could materially impede our ability to operate.

     As of June 30, 2001, we had a working capital deficiency of $2,005,000 as compared to working capital of $5,881,000 at December 31, 2000. Historically, we have relied on cash flow from operations, bank borrowings and sales of common stock to finance working capital, capital expenditures and acquisitions.

     We are highly leveraged. As of June 30, 2001, we had negative tangible net worth of $4,416,000 and total liabilities of $35,686,000. The liabilities at June 30, 2001 included repayment of a revolving loan of $6,226,000 plus interest maturing April 2003, a term loan in the amount of $400,000 plus interest due in equal monthly installments through December 2001, a capital lease in the amount of $948,000, which requires monthly principal and interest payments through May 2003, and a ten-year promissory note in the amount of $6,067,000, which requires monthly principal and interest payments through July 1, 2009.

Our success may depend on our ability to obtain additional financing.

     On June 29, 2001 we completed the sale of our thin client business to Neoware Systems, Inc. The sale included our Capio(R) product line, SAM Remote Administrator Software, associated intellectual properties and access to the existing thin client distribution and customer databases. The sale also included an outsourcing arrangement to continue to produce, service, and support the Capio family of products for Neoware. Gross proceeds from the sale amounted to $1,600,000.

     During the quarter ended June 30, 2001, we sold to fourteen individuals 947,877 shares of unregistered Common Stock of the Company for gross proceeds of $964,000. Proceeds of the offering were used for general working capital purposes.

     Based on current plans and assumptions relating to our operations, we believe that cash flow from our operations and the cash remaining from these financings will be sufficient to satisfy our cash requirements until at least the fourth quarter of 2001. After that, we expect to require additional funding in order to grow. If, however, we are underestimating our cash needs, we will require additional debt or equity financing sooner. Our ability to obtain the necessary financing, and its cost to us, are uncertain. Accordingly, we may be forced to curtail our planned business expansion and may also be unable to fund our ongoing operations.

Our greater emphasis on providing electronic manufacturing services may not increase our revenues substantially.

     Boundless Manufacturing Services is pursuing opportunities in the electronic manufacturing services marketplace. We entered this market in January 2000. We are focused on delivering a level of service and commitment, to both middle-market original equipment manufacturers, and start-up companies, that is currently only available to top tier customers from the larger electronic manufacturing services companies. We will develop relationships with those customers whose supply chains can be completed or complemented by the company's unique capabilities, and diversify revenue risk by winning customers in several vertical markets.

     Our strategy has required us to expend substantial time and effort to obtain manufacturing contracts with potential customers. We are in the initial stages of marketing the manufacturing capabilities we possess. It is, therefore, too early to determine if our new strategy will accelerate our revenue growth.

The substantial time, financial resources and effort required for us to obtain additional capital and manufacturing contracts has impeded our growth and ability to become profitable.

     The electronic manufacturing services business requires a significant investment in inventory and accounts receivable. On April 17, 2001, we amended the revolving credit line entered into May 25, 2000, with our bank. The amendment reduced the overall amount of the line from $15,000,000 to $12,000,000, and also provided for an immediate reduction in the amount of the line that could be collateralized by inventory from $5,000,000 to $3,800,000, to be reduced further by $100,000 per month beginning August 1, 2001. As a result of the borrowing base formula, the credit available to us could be adversely restricted in the event of further declines in our sales, and we may not be able under our revolving credit line to finance the purchase of supplies which we would need to meet increases in orders.

     Our lack of profitability and limited borrowing capability has limited our ability to raise additional capital and obtain new manufacturing contracts. Once a contact with a potential customer is initiated, it generally takes between two and six months to conclude the contract and begin manufacturing operations. Our ability to conclude contracts with large customers is affected by our financial condition and reputation.

Some of our competitors have significantly more resources available to them.

     We encounter aggressive competition in all areas of our business. We have numerous competitors, ranging from some of the world's largest corporations to many relatively small and highly specialized firms. We compete primarily on the basis of performance, price, quality, reliability, distribution and customer service and support. To be successful in the contract manufacturing business we must continually provide our customers cost decreases while maintaining quality and reliability levels. Our relatively small size does not allow us the purchase discounts available to some of our competitors. As a result, cost reductions necessary to maintain our customer base must come from increases in manufacturing efficiencies and other value-added services we make available. We also do not currently possess a low-cost manufacturing facility, which limits the number of new manufacturing opportunities requiring this capability. In some of our markets, we may not be able to compete successfully against current and future competitors, and the competitive pressures we face could harm our business and prospects.

We rely on third party distribution partners.

     We use third-party distributors to sell our products. As a result, the financial soundness of our wholesale and retail distributors, and our continuing relationships with these distributors, are important to our success. Some of these distributors may have insufficient financial resources and may not be able to withstand changes in business conditions. In the fiscal years ending December 31, 1999 and 2000, several small distributors declared bankruptcy, forcing us to write-off accounts receivables which we had recorded on our books of record. Our revenue and earnings could suffer if our distributors' financial condition or operations weaken or if our relationship with them deteriorates. Additionally, inventory management becomes increasingly complex as we continue to sell a significant mix of products through distributors. Distributors may increase orders during times of product shortages, cancel orders if their inventory is too high or delay orders in anticipation of new products. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins.

We rely on suppliers for reliability in component quality and delivery.

     Our manufacturing operations depend on our suppliers' ability to deliver quality components and products in time for it to meet critical manufacturing and distribution schedules. Our general display products are based on older technologies; and we have in the past experienced production delays due to component discontinuation. We sometimes experience a short supply of certain component parts as a result of strong demand in the industry for those parts. If shortages or delays persist, our operating results could suffer until other sources can be developed. In order to secure components for the production of new products, at times we make advance payments to suppliers, or we may enter into noncancelable purchase commitments with vendors. If the prices of these component parts then decrease after we have entered into binding price agreements, our earnings could suffer. Further, we may not be able to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations needed. Conversely, a temporary oversupply of these parts could also affect our operating results.

We believe the electronics manufacturing services industry will continue to undergo consolidation.

     Since the formation of Boundless Manufacturing Services, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. The completion of any one transaction may have a material effect on our financial position, results of operations or cash flows taken as a whole. Divestiture of a part of our business, such as the sale of our Windows-based terminal product line in June 2000, may result in the cancellation of orders and charges to earnings. Acquisitions and strategic alliances may require us to integrate with a different company culture, management team and business infrastructure. We may also have to develop, manufacture and market our products with their products in a way that enhances the performance of the combined business or product line.

Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

     o    The hiring and retention of key employees,

     o    Management of facilities in separate geographic areas, and

     o The integration or coordination of different research and development and product manufacturing facilities.

All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

We earn a material portion of our revenue from sales to customers outside the United States.

Sales outside the United States make up more than 25% of our revenues. In addition, key suppliers are also located outside of the United States. Our future earnings or financial position could be adversely affected by a variety of international factors, including:

     o    Changes in a country or region's political or economic conditions,

     o    Trade protection measures,

     o    Import or export licensing requirements,

     o    The overlap of different tax structures,

     o    Unexpected changes in regulatory requirements,

     o    Differing technology standards,

     o    Natural disasters.

We depend on our president and other key management personnel to operate and grow.

     We believe the efforts of our executive officers and other management personnel, including Joseph Joy, our President, and Anthony Giovaniello, our Executive Vice President, Business Development, are essential to our operations and growth. The loss of the services of Messrs. Joy or Giovaniello would materially adversely affect us. Boundless Manufacturing Services, Inc. has employment agreements, expiring July 1, 2003, with each of Joseph Joy and Anthony Giovaniello.

To succeed, we need to attract and retain more senior management and skilled operations technicians in a highly competitive labor market.

     We have grown our contract manufacturing business since its inception in January 2000 by acquiring a manufacturing facility in Boca Raton, Florida, and adding new customers in both our manufacturing facilities. We need to hire more senior management in order to operate and grow. We also require engineers and operations technicians to effectively integrate new contracts into our facilities. The competition for qualified management, skilled administrators and technicians is intense. If we cannot compete for new employees or retain and motivate our existing employees, we would be adversely affected.

We may need to replace obsolete equipment at substantial unanticipated costs.

     Our success will depend on our ability to adapt timely and effectively to rapidly occurring technological advances in manufacturing equipment. Our manufacturing facility in

Boca Raton, Florida, utilizes sophisticated surface mount technology equipment. To remain competitive, we may need to make substantial capital investments in new equipment that has made our existing equipment obsolete. Other technologies developed by competitors may significantly reduce demand for our services or render our services obsolete.

Regulatory changes may impose constraints, additional costs or other burdens on us.

     Our manufacturing facility in Boca Raton, Florida, uses substances regulated under various federal and state laws governing the environment. It is our policy to apply strict standards for environmental protection to sites inside and outside the U.S., even when not subject to local government regulations. State and local agencies, as well as federal lawmakers, are currently evaluating laws and regulations that could have a significant impact on our business. It is uncertain to what extent this impact will be favorable or adverse, or when regulatory authorities will take action.

Sales, or the expectation of sales, of substantial amounts of our common stock in this offering or otherwise could decrease our stock price.

     There will be no underwriter or coordinating broker to manage the distribution of the up to 1,770,172 shares offered and sold in this offering. Accordingly, there will be no control over the timing and amount of shares sold by selling stockholders. In addition, a number of shares of the Company that are not included in this offering can be sold from time to time under Rule 144. Also, up to 1,503,118 shares may be eligible for resale publicly from time to time following exercise of options granted to our employees.

The issuance of shares of our common stock by us to the selling stockholders will dilute our other stockholders.

     The 712,295 shares covered by this prospectus that underlie warrants are issuable by us at between $0.99 and $18.60 per share, or an average of $6.40 per share.

Our share price has ranged greatly in the past and may be very volatile in the future.

     Since January 1999, the market price of our common stock has ranged between $.95 and $20.00.

     In the future, our share price could be affected by a number of factors, including:

     o    actual or anticipated fluctuations in our operating results;

     o changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

     o    announcements of technological innovations;

     o the operating and stock price performance of other comparable companies;

     o    general stock market or economic conditions; and

     o sales of stock by the selling stockholders pursuant to this prospectus or otherwise.

     In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our actual operating performance.

Provisions of law and two agreements may prevent takeovers and depress the price of our shares.

     Certain provisions of Delaware law, an agreement with our chairman and chief executive officer and an agreement with our vice president of corporate development could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. Under these agreements, our chairman and vice president are entitled to certain payments if their employment is terminated following a change of control of our company.

     Such provisions could limit the price that investors might be willing to pay in the future for the common stock because they believe our management can defeat a takeover of our company that could be beneficial to non-management stockholders.

Indemnification and limitation of liability of our officers and directors may insulate them from accountability to stockholders at substantial cost to us.

     Our certificate of incorporation includes provisions whereby our officers and directors are to be indemnified against liabilities to the fullest extent permissible under Delaware law. Our certificate of incorporation also limits a director's liability for monetary damages for breach of fiduciary duty, except for liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. In addition, we have agreed to advance the legal expenses of our officers and directors who are required to defend against claims. These provisions and agreements may have the effect of reducing the likelihood of suits against directors and officers even though such suits, if successful, might benefit us and our stockholders. Furthermore, a stockholder's investment in our company may be adversely affected if we pay the cost of settlement and damage awards against directors and officers.

Forward Looking Information

     This prospectus contains, and incorporates by reference, forward-looking statements that involve assumptions, risks and uncertainties. The words "anticipate," "estimate," "expect," "will," "could," "may," "is targeting" and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risk factors set forth above. Should any one of these or other risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by forward-looking statements. We undertake no obligation to update forward-looking statements.

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

         We will not realize any proceeds from the sale of the shares pursuant to this prospectus. At most, we will receive a total of $4,558,625 if all warrants to purchase 712,295 shares offered by this prospectus are exercised by selling stockholders who do not utilize cashless exercise provisions of their warrants. These proceeds will be available to us for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of, and total number of shares of common stock beneficially owned and offered by, each selling stockholder. After the offering is complete, none of the selling stockholders will own more than one percent of our outstanding common stock.

                                       Number of Shares Beneficially       Number of Shares
Selling Stockholder                     Owned as of October 2, 2001             Offered
-------------------                     ---------------------------             -------
JP Morgan Chase                                   100,000(1)                    100,000
Neoware Systems, Inc.                             366,668(2)                    366,668
Unique Co-operative Solutions, Inc.               704,384(3)                    305,556
Goldplate Holdings, LTD                           307,502(4)                    307,502
OST, Inc.                                         152,778(5)                    152,778
Morgan Kent Group                                 294,380(6)                    150,000
John D. Ryan                                      107,049(7)                    105,049
Joseph V. Joy                                      74,745(8)                     44,745
J. Gerald Combs                                   522,778(9)                     42,778
James F. Stephens                                  30,485(10)                    30,485
Ladenburg Thalman & Co. Inc.                       30,000(11)                    30,000
Phillip Kempisty                                   25,464(12)                    25,464
Steve Maysonave                                   126,064(13)                    25,464
Gary Wood                                         147,739(14)                    25,464
Anthony Giovaniello                                39,050(15)                    21,390
Joseph Gardner                                    110,760(16)                    14,260
Joseph Joy, Sr.                                    12,733(17)                    12,733
Virginia Saneski                                    7,368(18)                     3,668
Leslie Solomon                                      5,668(19)                     3,668
Evan M. Levine                                      2,500(20)                     2,500
                                                ---------                     ---------
                                                3,168,215                     1,770,172
                                                =========                     =========

(1) Includes 100,000 shares issuable upon the exercise of warrants. JP Morgan Chase has acted as the agent representing a bank syndicate with which we maintain a credit facility.

(2) Includes 33,334 shares issuable upon the exercise of a warrant. In June 2001 Neoware Systems Inc. purchased our Windows-based terminal product line for $1,600,000. As part of the transaction, we secured an agreement to manufacture certain products for Neoware Systems, Inc.

(3) Includes 27,778 shares issuable upon the exercise of a warrant. Prior to our sale of the Windows-based terminal product line in June 2001, Unique Co-operative Solutions, Inc. had been a reseller of our products. Sales of products to Unique Co-operative Solutions, Inc. during the past three years were not material to the results of our operations.

(4) Includes 307,502 shares issuable upon the exercise of a warrant. Mr. Fred Schulman is the principal of Goldplate Holdings, LTD. Mr. Schulman is also the principal of CrossRoads Capital Corporation, with whom, for the period April 1999 through March 2001, we had contracted to perform consulting services, and is the president of Morgan Kent Group.

(5)  Includes 13,889 shares issuable upon the exercise of a warrant.

(6) Includes 150,000 shares issuable upon the exercise of a warrant. During the preceding three years, Morgan Kent Group had been our largest stockholder and owned a controlling stake. During the preceding three years, the following individuals held officer or director positions with both Morgan Kent Group and our company. Mr. J. Gerald Combs, our Chairman and Chief Executive Officer, had been the Chairman of the Morgan Kent Group from April 1997 to December 1999. Currently, Mr. Jeffrey K. Moore, our Vice President of Corporate Development, holds the position of Chairman of Morgan Kent Group.

(7) John D. Ryan is our Vice President, Supply Chain Innovation and General Manager-Hauppauge Campus. Includes 17,899 shares issuable upon the exercise of warrants and 2,000 shares issuable upon the exercise of incentive stock options.

(8) Joseph V. Joy is our President and Chief Operating Officer. Includes 7,394 shares issuable upon the exercise of warrants and 2,000 shares issuable upon the exercise of incentive stock options. Mr. Joy also owns 12.5% of the outstanding capital stock of Boundless Manufacturing Services, Inc.

(9) J. Gerald Combs is our Chairman and Chief Executive Officer and served as Chairman of Morgan Kent Group from April 1997 to December 1999. Includes 3,889 shares issuable upon the exercise of warrants and 480,000 shares issuable upon the exercise of incentive stock options. Mr. Combs also owns 10% of the outstanding capital stock of Boundless Manufacturing Services, Inc.

(10) James F. Stephens is an independent member of our Board of Directors. Mr. Stephens serves on both the Audit and Compensation Committees. Includes 6,097 shares issuable upon the exercise of a warrant.

(11) Includes 30,000 shares issuable upon the exercise of a warrant.

(12) Includes 2,315 shares issuable upon the exercise of a warrant.

(13) Mr. Maysonave is a former member of our Board of Directors and the Board of Merinta Inc., a former subsidiary. Includes 2,315 shares issuable upon the exercise of warrants and 90,000 shares issuable upon the exercise of incentive stock options.

(14) Gary Wood is an independent member of our Board of Directors. Mr. Wood serves on both the Audit and Compensation Committees. Includes 2,315 shares issuable upon the exercise of a warrant and 90,000 shares issuable upon the exercise of non-qualified stock options.

(15) Anthony Giovaniello is our Executive Vice President, Business Development. Includes 1,945 shares issuable upon the exercise of a warrant and 2,000 shares issuable upon the exercise of incentive stock options. Mr. Giovaniello also owns 12.5% of the outstanding capital stock of Boundless Manufacturing Services, Inc.

(16) Joseph Gardner is our Chief Financial Officer. Includes 1,297 shares issuable upon the exercise of warrants and 92,000 shares issuable upon the exercise of incentive stock options.

(17) Includes 1,158 shares issuable upon the exercise of a warrant. Mr. Joy, Sr. is the father of Joseph Joy, our President and Chief Operating Officer. Each disclaims beneficial ownership of the other's respective shares and warrants.

(18) Virginia Saneski is our Controller. Includes 334 shares issuable upon the exercise of a warrant and 3,700 shares issuable upon the exercise of incentive stock options.

(19) Leslie Solomon is our Director of Business Development. Includes 334 shares issuable upon the exercise of a warrant and 2,000 shares issuable upon the exercise of incentive stock options.

(20) Includes 2,500 shares issuable upon the exercise of a warrant.

                              PLAN OF DISTRIBUTION

     We will receive no part of the proceeds of any sales made by the selling stockholders. We will pay all expenses of registration incurred in connection with this offering and the offering and sale of the shares, other than commissions, discounts and fees of brokers, dealers or agents.

     We are registering the shares of common stock on behalf of the selling stockholders.

     Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, from time to time on the American Stock Exchange, any other exchange upon which our shares may trade in the future, or in the over-the-counter market, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchases;

     -    through options, swaps or derivatives;

     -    in privately negotiated transactions;

     -    in transactions to cover short sales; and

     -    put or call option transactions relating to the shares.

     The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). We are not aware of any selling stockholder having entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to limit the timing of purchases and sales of our shares by the selling stockholders.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     - the name of the selling stockholder and of the participating broker-dealer(s);

     -    the number of shares involved;

     -    the initial price at which the shares were sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -    other facts material to the transactions.

     In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     We have agreed to keep this prospectus current until the earlier of:

     o the date on which the selling stockholders may sell all of their shares of common stock offered by this prospectus without restriction pursuant to Rule 144(k);

     o the date on which the selling stockholders have sold all of their shares of common stock offered by this prospectus; and

     o the date which is two years after the warrants to purchase shares of the common stock offered by this prospectus have been exercised in full.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of our company. In addition, we have insurance providing indemnification for our directors and officers for certain liabilities. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Our counsel, Fischbein Badillo Wagner Harding, New York, New York, will issue an opinion on the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee, all expenses have been estimated and are subject to future contingencies.

          SEC registration fee................................     $   420.00
          Amex listing fee....................................     $20,250.00
          Legal fees and expenses.............................     $ 6,500.00
          Miscellaneous.......................................     $ 2,500.00
                                                                   ----------
                   Total                                           $29,670.00
                                                                   ==========

Item 15. Indemnification of Directors and Officers

     The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(b)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(b)(7) of the GCL.

Item 16. Exhibits

Exhibit No.        Description of Exhibit
-----------        ----------------------

5.1                Opinion of Fischbein Badillo Wagner Harding

23.1(a) Consent of Fischbein Badillo Wagner Harding (filed as part of Exhibit 5.1)

23.1(b)            Consent of BDO Seidman, LLP.

24                 Power of Attorney (included on signature page)

Item 17. Undertakings

     (a)  The Registrant will:

          (1) File during any period in which selling stockholders offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on the 25th day of October, 2001.


                                     BOUNDLESS CORPORATION


                                     By: /s/ J. Gerald Combs
                                         ---------------------------------------
                                         J. Gerald Combs, Chairman of the Board
                                           and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints J. Gerald Combs and Joseph Gardner, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


      Signature                             Title                            Date
      ---------                             -----                            ----
/s/ J. Gerald Combs              Chairman of the Board and Chief           October 25, 2001
-----------------------------    Executive Officer
J. Gerald Combs

/s/ Joseph Gardner               Chief Financial Officer (Principal        October 25, 2001
-----------------------------    Financial and Accounting Officer)
Joseph Gardner

/s/ Daniel Matheson              Director                                  October 25, 2001
-----------------------------
Daniel Matheson

/s/ Jeffrey K. Moore             Director                                  October 25, 2001
-----------------------------
Jeffrey K. Moore

/s/ Jack Murphy                  Director                                  October 25, 2001
-----------------------------
Jack Murphy

/s/ James F. Stephens            Director                                  October 25, 2001
-----------------------------
James F. Stephens

/s/ Gary Wood                    Director                                  October 25, 2001
-----------------------------
Gary Wood

                           INDEX OF EXHIBITS ATTACHED
                              BOUNDLESS CORPORATION
                                    FORM S-3


5.1      Opinion and Consent of Fischbein Badillo Wagner Harding

23.1(b)  Consent of BDO Seidman, LLP.